Stan Jeong-Ha Lee, CPA 2160 North Central Rd Suite 209 t Fort Lee t NJ 07024 P.O. Box 436402t San Diegot CA 92143-9402 619-623-7799 t Fax 619-564-3408 t stan2u@gmail.com

To Whom It May Concern:

The firm of Stan J.H. Lee, Certified Public Accountants, consents to the inclusion of our report of September 30, 2012, on the audited financial statements of  DIRECT LED, INC. as of May 31, 2012 and for the period from May 14, 2012 (its inception) to May 31, 2012 ended in pre-effective Form S-1 registration Amendment No. 5 that are necessary now or in the near future with the U.S. Securities and Exchange Commission  and to the reference to our Firm under the heading "Experts" in the Prospectus.

Very truly yours,

/s/ Stan Jeong-Ha Lee, CPA
______________________
Stan Jeong-Ha Lee, CPA
Fort Lee, NJ
January 17, 2013

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